UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 15, 2021 (September 9, 2021)

BlackSky Technology Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39113	47-1949578
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13241 Woodland Park Road Suite 300 Herndon, Virginia	20171
(Address of principal executive offices)	(Zip code)

(571) 267-1571

(Registrant’s telephone number, including area code)

Osprey Technology Acquisition Corp.

1845 Walnut Street, Suite 1111,

Philadelphia, Pennsylvania 19103

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BKSY	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	BKSY.W	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

On September 9, 2021 (the “Closing Date”), BlackSky Technology Inc., a Delaware corporation (the “Company”), f/k/a Osprey Technology Acquisition Corp. (“Osprey”), consummated the previously announced merger pursuant to that certain Agreement and Plan of Merger, dated February 17, 2021 (the “Merger Agreement”), by and among Osprey, Osprey Technology Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Osprey (“Merger Sub”), and BlackSky Holdings, Inc., a Delaware corporation (“Legacy BlackSky”) following the approval at a special meeting of the stockholders of Osprey held on September 8, 2021 (the “Special Meeting”).

Pursuant to the terms of the Merger Agreement, a business combination between Osprey and Legacy BlackSky was effected through the merger of Merger Sub with and into Legacy BlackSky, with Legacy BlackSky surviving as the surviving company and as a wholly-owned subsidiary of Osprey (together with the other transactions described in the Merger Agreement, the “merger”). On the Closing Date, the registrant changed its name from “Osprey Technology Acquisition Corp.” to “BlackSky Technology Inc.”

At the effective time of the merger (the “Effective Time”), and subject to the terms and conditions of the Merger Agreement, each outstanding share of Legacy BlackSky capital stock (other than shares of Legacy BlackSky Class B common stock, treasury shares and shares with respect to which appraisal rights under the General Corporation Law of the State of Delaware were properly exercised and not withdrawn) was converted into a number of shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) based on an exchange ratio equal to 0.0912 (the “Per Share Exchange Ratio”) and each outstanding Legacy BlackSky restricted stock unit, option and warrant was converted into a Company restricted stock unit, option or warrant based on the Per Share Exchange Ratio applicable to shares of Legacy BlackSky Class A common stock. All 7,906,250 shares of the Company’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”) was converted, on a one-for-one basis, into an equivalent number of Class A Common Stock immediately prior to the consummation of the merger.

No fractional shares of Class A Common Stock were issued upon the exchange of Legacy BlackSky preferred stock or Legacy BlackSky common stock. In lieu of the issuance of any such fractional shares, the Company has agreed to pay to each former holder of Legacy BlackSky Class A common stock, preferred stock or convertible notes who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Class A Common Stock to which such holder otherwise would have been entitled multiplied by (ii) the average of Class A Common Stock trading price over the 30-day period ending three days prior to consummation of the merger.

Effective as of the Effective Time and by virtue of the merger, each share of Legacy BlackSky Class B common stock issued and outstanding immediately prior to the Effective Time was cancelled and automatically converted into the right to receive an amount in cash, without interest, equal to $0.00001 per share.

Effective as of the Effective Time and by virtue of the merger, each option to purchase shares of Legacy BlackSky common stock (a “Legacy BlackSky Stock Option”) that was outstanding and unexercised as of immediately prior to the Effective Time was converted into an option to acquire a number of shares of Class A Common Stock equal to the product of (x) the number of shares of Legacy BlackSky Class A common stock subject to the applicable Legacy BlackSky Stock Option and (y) the Per Share Exchange Ratio, and is subject to the same terms and conditions as were applicable to such Legacy BlackSky Stock Option (each an “Assumed Company Stock Option”). The exercise price per share of each Assumed Company Stock Option is equal to the quotient obtained by dividing (x) the exercise price per share applicable to such Legacy BlackSky Stock Option by (y) the Per Share Exchange Ratio.

Effective as of the Effective Time and by virtue of the merger, each restricted stock unit of Legacy BlackSky (a “Legacy BlackSky RSU Award”) that was outstanding as of immediately prior to the Effective Time was converted into an award of Company restricted stock units covering a number of shares of Class A Common Stock equal to the product of (x) the number of shares of Legacy BlackSky common stock subject to the applicable Legacy BlackSky RSU Award and (y) the Per Share Exchange Ratio, and is subject to the same terms and conditions as were applicable to such Legacy BlackSky RSU Award.

Each warrant exercisable for shares of Legacy BlackSky common stock and Legacy BlackSky preferred stock (each a “Legacy BlackSky Warrant”) that was outstanding and unexercised as of immediately prior to the Effective Time was (i) automatically exercised in accordance with its terms immediately prior to the Effective Time if such Legacy BlackSky Warrant provided that it would be automatically exercised in connection with the merger (an “Exercising Legacy BlackSky Warrant”), (ii) automatically terminated in accordance with its terms immediately prior to the Effective Time if such Legacy BlackSky Warrant provided that it would be automatically terminated if not exercised prior to the Effective Time (a “Terminating Legacy BlackSky Warrant”) or (iii) assumed by the Company and converted into a warrant to acquire Class A Common Stock if the Legacy BlackSky Warrant was not a Terminating Legacy BlackSky Warrant or Exercising Legacy BlackSky Warrant.

As of the open of trading on September 10, 2021, the Class A Common Stock and warrants to purchase shares of Class A Common Stock with an exercise of $11.50 per share of the Company (the “Warrants”), formerly those of Osprey, began trading on the New York Stock Exchange under the symbols “BKSY” and “BKSY.W”, respectively.

As used in this Current Report on Form 8-K, unless otherwise stated or the context clearly indicates otherwise, the terms “Company,” “Registrant,” “we,” “us,” and “our” refer to the parent entity formerly named Osprey Technology Acquisition Corp., after giving effect to the merger, and as renamed BlackSky Technology Inc.

A description of the merger and the terms of the Merger Agreement are included in the definitive proxy statement/consent solicitation statement/prospectus filed with the Securities and Exchange Commission (the “SEC”) on August 11, 2021 (the “Proxy Statement”) in the sections entitled “Proposal No.1-The Business Combination Proposal” and “The Merger Agreement.”

On September 9, 2021, a number of third party purchasers (the “Third Party PIPE Investors”) and certain directors and officers of Osprey (the “Insider PIPE Investors”, and together with the Third Party PIPE Investors”, the “PIPE Investors”) purchased from the Company an aggregate of 18,000,000 newly-issued shares of Class A Common Stock (the “PIPE Investment”), for a purchase price of $10.00 per share and an aggregate purchase price of $180.0 million (the “PIPE Shares”), each pursuant to a separate subscription agreement (each, a “Subscription Agreement”), entered into effective as of February 17, 2021. Pursuant to the Subscription Agreements, the Company gave certain registration rights to the Third Party PIPE Investors with respect to their PIPE Shares. Pursuant to the Merger Agreement and the Subscription Agreements, the Company entered into Registration Rights Agreements (as described below) with the Insider PIPE Investors providing for certain registration rights to the Insider PIPE Investors with respect to their PIPE Shares. The sale of the PIPE Shares was consummated concurrently with the closing of the merger (the “Closing”).

A description of the Subscription Agreements is included in the Proxy Statement in the section entitled “Other Agreements-Subscription Agreements” beginning on page 288 of the Proxy Statement, and that information is incorporated herein by reference.

As previously disclosed in the September 1, 2021 Current Report on Form 8-K, Legacy BlackSky and Palantir Technologies, Inc. (“Palantir”) entered into a multi-year strategic partnership. As part of the partnership, Palantir purchased from Osprey an aggregate of 800,000 shares of Class A Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $8,000,000 (the “Palantir Shares”) pursuant to a subscription agreement (the “Palantir Subscription Agreement”) that closed on September 13, 2021. Pursuant to the Palantir Subscription Agreement, Osprey gave certain registration rights to Palantir with respect to the Palantir Shares.

Also as previously disclosed in the September 1, 2021 Current Report on Form 8-K, the Legacy BlackSky and Palantir entered into a software subscription agreement (the “Palantir Master Subscription Agreement”) which grants Legacy BlackSky access to Palantir Foundry, an enterprise platform run by Palantir. Pursuant to the terms of the Palantir Master Subscription Agreement, in exchange for receipt of the Palantir products, Legacy BlackSky is required to pay fees to Palantir for an aggregate payment of $8,000,000.

The foregoing descriptions of the Merger Agreement, the Subscription Agreement, the Palantir Subscription Agreement and the Palantir Master Subscription Agreement are summaries only and are qualified in their entirety by the full text of (i) the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference, (ii) the form of Subscription Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference and (iii) the Palantir Subscription Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

As of September 13, 2021, there were approximately 115,949,075 shares of Class A Common Stock issued and outstanding.

Item 1.01	Entry into a Material Definitive Agreement.

Amended and Restated Bylaws — Lock-Up

Pursuant to the amended and restated bylaws to be effective at the Effective Time (the “Amended and Restated Bylaws”), the Company’s directors, officers and certain other Legacy BlackSky equity holders will not transfer shares of Class A Common Stock from the period beginning on the Closing Date and ending on the earliest of (a) the date that is 180 days after the Closing Date, (b) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property and (c) the date on which the last sale price of the Class A Common Stock equals and exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing upon the Closing Date; provided that, if the period in which the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period occurs prior to the 150th day following the Closing Date, then the Lock-Up Period shall end on the 150th day following the Closing Date.

The foregoing description of the Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by the full text of the Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.2 and incorporated herein by reference.

Sponsor Support Agreement — Lock-Up

In connection with the merger, on February 17, 2021, the Company, Legacy BlackSky and Osprey Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”) entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor agreed, subject to certain limited exceptions, not to transfer, assign or sell any of its Class A Common Stock until the earlier to occur of: (i) one year after the Closing Date or (ii) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, the Sponsor’s Class A Common Stock will be released from the lock-up.

The foregoing description of the Sponsor Support Agreement does not purport to be complete and is qualified in its entirety by the full text of the Sponsor Support Agreement, a copy of which is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Indemnification Agreements

In connection with the merger, on September 9, 2021, the Company entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements provide the directors and executive officers with contractual rights to indemnification and advancement for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the Company’s request.

The foregoing description of the indemnification agreements is qualified in its entirety by the full text of the form of indemnification agreement, a copy of which is attached hereto as Exhibit 10.4 and incorporated herein by reference.

Registration Rights Agreement

In connection with the merger, on the Closing Date, the Company, the Sponsor, certain affiliates of the Sponsor and certain Legacy BlackSky stockholders entered into a registration rights agreement (the “Registration Rights Agreement”). The Registration Rights Agreement provided that the Company would register for resale, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), certain shares of Class A Common Stock and other equity securities of the Company that are held by the parties thereto from time to time. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the merger and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by Osprey, the Sponsor and the other parties thereto in connection with Osprey’s initial public offering.

First Amendment, Consent and Joinder to Amended and Restated Loan Security Agreement

On September 9, 2021, the Company, Legacy BlackSky and the subsidiaries of the Company (collectively, the “Loan Parties”) entered into a First Amendment, Consent and Joinder to Amended and Restated Loan and Security Agreement (“Intelsat Amendment”) with Intelsat Jackson Holdings SA, as lender and collateral agent (“Intelsat”), and Seahawk SPV Investment LLC, as lender (“Seahawk”), which amends that certain Amended and Restated Loan and Security Agreement, dated as of October 31, 2019, by and among the Loan Parties, Intelsat and Seahawk. The Intelsat Amendment (i) makes certain conforming changes to account for Legacy BlackSky and its subsidiaries becoming subsidiaries of the Company, including adjusting the change of control definition, (ii) contains a consent to the extension of the timeline for the joinder of BlackSky Europe Limited, a company organized under the laws of England and Wales and (iii) adds the Company and BlackSky International LLC, a Delaware limited liability company and subsidiary of the Company, as Co-Borrowers under the Loan Agreement.

The foregoing description of the Intelsat Amendment is qualified in its entirety by the full text of the Intelsat Amendment, a copy of which is attached hereto as Exhibit 10.5 and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated herein by reference into this Item 2.01.

As previously reported, at the Special Meeting, the Company’s stockholders approved the merger. On September 9, 2021, the parties to the Merger Agreement completed the merger.

Holders of 21,375,376 shares of Class A Common Stock exercised their right to redeem such shares for cash at a price of approximately $10.05 per share for aggregate payments of approximately $214,906,385.

At the Closing, an aggregate of 376,952,973 shares of Legacy BlackSky Common Stock and 80,312,755 shares of Legacy BlackSky preferred stock were exchanged for an aggregate of 60,069,229 shares of Class A Common Stock.

Immediately after giving effect to the completion of the merger, the issuance of the PIPE Shares and the issuance of the Palantir Shares, there were outstanding:

•	115,949,075 shares of Class A Common Stock; and

•	24,137,495 Warrants, each exercisable for one share of Class A Common Stock at a price of $11.50 per share.

The material terms and conditions of the Merger Agreement are described in the Proxy Statement in the sections entitled “Proposal No. 1 - The Business Combination Proposal” and “The Merger Agreement”, which are incorporated herein by reference.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the predecessor registrant was a shell company, as Osprey was immediately before the merger, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, the Company, as the successor registrant to Osprey, is providing the information below that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after the consummation of the merger unless otherwise specifically indicated or the context otherwise requires.

Cautionary Note Regarding Forward-Looking Statements

The Company makes forward-looking statements in this Current Report on Form 8-K and in documents incorporated herein by reference. All statements, other than statements of present or historical fact included in or incorporated by reference in this Current Report on Form 8-K, regarding the Company’s future financial performance, as well as the Company’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this Current Report on Form 8-K, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations, assumptions, hopes, beliefs, intentions and strategies regarding future events and are based on currently available information as to the outcome and timing of future events. The Company cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company, incident to its business.

These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements in this Current Report on Form 8-K and in any document incorporated herein by reference should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include the Company’s ability to:

•	realize the benefits expected from the merger;

•	maintain and protect Legacy BlackSky’s intellectual property;

•	attract and retain key employees;

•	increase client renewal and retention rates for products over time;

•	leverage analytical capabilities and access external sensor networks;

•	expand to international and commercial markets;

•	improve geospatial data and cloud-based platform capabilities and invest in innovation efforts;

•	grow distribution channels;

•	maintain and protect Legacy BlackSky’s brand;

•	enhance future operating and financial results by increasing total revenue and profits generally over time;

•	comply with laws and regulations applicable to its business;

•	successfully defend litigation;

•

successfully deploy the proceeds from the merger; and manage other risks and uncertainties set forth in the Proxy Statement in the section entitled “Risk Factors” beginning on page 33 of the Proxy Statement, which is incorporated herein by reference.

Business and Properties

The business and properties of Osprey and Legacy BlackSky prior to the merger are described in the Proxy Statement in the sections entitled “Information About Osprey” beginning on page 148 and “Information About BlackSky” beginning on page 175 of the Proxy Statement, which are incorporated herein by reference.

The Company’s investor relations website is located at https://ir.blacksky.com/. The Company uses its investor relations website to post important information for investors, including news releases, analyst presentations, and supplemental financial information, and as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the Company’s investor relations website, in addition to following press releases, SEC filings and public conference calls and webcasts. The Company also makes available, free of charge, on its investor relations website under the SEC Filings tab, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC.

Risk Factors

The risks associated with the Company’s business are described in the Proxy Statement in the section entitled “Risk Factors” beginning on page 33 of the Proxy Statement, which is incorporated herein by reference.

Selected Historical Financial Information

Legacy BlackSky’s selected consolidated statement of operations data for the years ended December 31, 2019 and 2020 and selected consolidated balance sheet data as of December 31, 2019 and 2020 are included in the Proxy Statement in the section entitled “Selected Historical Consolidated Financial Information of BlackSky” beginning on page 193 of the Proxy Statement, which is incorporated herein by reference.

Unaudited Consolidated Financial Statements

The unaudited consolidated financial statements as of and for the six months ended June 30, 2021 of Legacy BlackSky set forth in Exhibit 99.1 hereto have been prepared in accordance with U.S. generally accepted accounting principles and pursuant to the regulations of the SEC. The unaudited financial information reflects, in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of Legacy BlackSky’s financial position, results of operations and cash flows for the periods indicated. The results reported for the interim period presented are not necessarily indicative of results that may be expected for the full year.

These unaudited consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements of Legacy BlackSky as of and for the year ended December 31, 2020 and the related notes included in the Proxy Statement, the section entitled “BlackSky’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 195 of the Proxy Statement and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

Unaudited Pro Forma Condensed Consolidated Combined Financial Information

The unaudited pro forma condensed combined financial information of the Company as of and for the six months ended June 30, 2021 and for the year ended December 31, 2020 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis of the financial condition and results of operation of Legacy BlackSky prior to the merger is included in the Proxy Statement in the section entitled “BlackSky’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 195 of the Proxy Statement, which is incorporated herein by reference.

Management’s discussion and analysis of the financial condition and results of operation of Legacy BlackSky as of and for the six months ended June 30, 2021 is set forth below.

The following discussion and analysis provides information which the Legacy BlackSky’s management believes is relevant to an assessment and understanding of the Company’s consolidated results of operations and financial condition. The discussion should be read together with the consolidated financial statements and related notes and unaudited pro forma condensed financial information that are included elsewhere or incorporated by reference in this Current Report on Form 8-K. The discussion and analysis should also be read together with Legacy BlackSky’s audited consolidated financial statements and notes thereto included in the Legacy BlackSky’s 2020 annual financial statements included in the Proxy Statement. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Legacy BlackSky’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the Proxy Statement in the section entitled “Risk Factors” beginning on page 33 of the Proxy Statement, or in other parts of this Current Report on Form 8-K. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our”, and “the Company” is intended to mean the business and operations of the Company and its consolidated subsidiaries.

Company Overview

We are a leading provider of real-time geospatial intelligence, imagery and related data analytic products and services and mission systems. We monitor activities and facilities worldwide by harnessing the world’s emerging sensor networks and leveraging our own satellite constellation. We process millions of observations from our constellation as well as a variety of space, IoT, and terrestrial based sensors and data feeds. Our on-demand constellation of satellites can image a location multiple times throughout the day. We monitor for pattern-of-life anomalies to produce alerts and enhance situational awareness. Our monitoring service is powered by cutting-edge compute techniques including machine learning and artificial intelligence. Our global monitoring solution is available via a simple subscription and requires no IT infrastructure or setup.

Our proprietary satellite constellation enables high-frequency observation of the Earth. Once our constellation is fully deployed with 30 satellites, we anticipate that we will be able to revisit targeted locations on Earth every 30 minutes achieving what we consider to be “real-time” Earth observation. The data we collect from our constellation and other sources populates a proprietary data repository through which our geospatial data and analytics platform derives unique insights and business observations that we deliver to our customers. The combination of our high-revisit small satellite constellation with our platform is disrupting the market for geospatial imagery and space-based data and analytics.

We generate revenue through services offerings — which consist of imagery services and data, software and analytics — and product offerings, which consist of engineering and integration.

Imagery services include imagery delivered from our satellites in orbit or obtained from third-party imagery providers and licensed to customers through our geospatial and data analytics platform.

Data, software and analytics include site monitoring and event monitoring services and associated data analytics to help customers interpret the proprietary data we collect as well as third party satellite and sensor data we incorporate into our products. In addition, we provide technology-enabled professional service solutions related to software development and integration, technical feasibility, and data management and analytics services, all designed to help improve the utilization of our core products and services.

Engineering and integration include services to the customers who are integrating our capabilities into their operations, who need our assistance on strategic research and development or who wish to obtain bespoke space capabilities.

At present, the majority of our revenue comes from our service offerings, and specifically professional services. Over time, we expect imagery services to be an increasing portion and the primary driver of revenue within this category.

We offer a variety of pricing and utilization options for our imagery and other service offerings, including subscriptions and transactional licenses. These varied options allow customers to utilize our services in a manner that best suits their needs. In addition, this structure allows the customer to prioritize their requirements such that at critical times they can satisfy their needs immediately at higher pricing rates and at other times allow for more economical utilization.

Our product offerings have historically been sold under fixed price contracts.

To date, we have financed our operations primarily through the issuance of preferred equity and both convertible and long-term debt. From the date of our incorporation in 2014, we have raised aggregate gross proceeds of approximately $223.7 million of debt and $174.6 million of equity. For the six months ended June 30, 2021 and 2020, we incurred net losses from continuing operations of $203.7 million and $25.1 million, respectively, and used $21.1 million and $7.9 million, respectively, in cash to fund continuing operations. As of June 30, 2021, we had $31.9 million of cash, cash equivalents, and restricted cash on hand to continue to fund operations. During the years ended December 31, 2020 and 2019, we incurred net losses from continuing operations of $47.7 million and $59.9 million, respectively, and used $15.3 million and $33.1 million, respectively, in cash to fund continuing operations. As of December 31, 2020, we had $10.6 million of cash, cash equivalents, and restricted cash on hand to continue to fund operations.

Comparability of Financial Information

The Company’s results of operations and statements of assets and liabilities may not be comparable between periods as a result of the merger.

Factors Affecting Our Performance

We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in “Risk Factors.”

•

Expand and enhance our satellite network — As of June 30, 2021, we had six proprietary satellites in commercial operations. Our objective, barring adjustments to launch schedules subject to weather, COVID-19 restrictions and other unforeseen launch conditions, is to achieve a 14-smallsat constellation by the end of 2021, and further expand our constellation to 23 satellites by the end of 2023 and ultimately to a 30-satellite constellation by 2025. An expanded constellation will enable us to increase our revisit rate, the frequency with which we can image certain locations on the globe, which supports our strategy of providing earth observation and earth monitoring services to our customers. Our Gen-3 satellite is being designed to improve our imaging resolution to 50 cm and include short wave IR imaging technology for a broad set of imaging conditions, including nighttime, low-light and all-weather. Regulatory, licensing, natural disasters, epidemic outbreaks, terrorist acts and geopolitical events could affect our business and satellite launch schedules.

•

Expand and extend our geospatial and data analytics platform — We intend to continue to improve the capabilities of our platform, including our artificial intelligence and machine learning algorithms, to improve the speed and quality of the insights we provide to our customers. If the recommendations, forecasts, or analyses that artificial intelligence applications assist in producing are deficient or inaccurate, we could be subjected to competitive harm, potential legal liability, and brand or reputational harm.

•

Increase demand for our products and services — We plan to expand our sales and marketing efforts to increase demand for our products and services by existing and new customers. As our constellation grows and delivers additional imaging capacity and improved revisit performance, we expect to attract new customers and expect our existing customers to use our capabilities more, increasing their total spend with us. We have several current contracts with customers to provide imagery, data, software and analytics and engineering and integration products and services. Our customers and resellers have no obligation to renew, upgrade, or expand their contracts with us after the terms of their existing contracts have expired. In addition, many of our customer and reseller contracts permit the customer or reseller to terminate their contracts with us with notice periods of varying lengths. As a government contractor, we are also subject to federal funding cycles, including the possibility of budget stalemates.

•

Expand into commercial market sectors — Our current customer base, end market mix and pipeline are weighted towards U.S. and international defense and intelligence customers and markets. We believe there are significant opportunities and numerous use cases to extend our product and service offerings domestically and internationally to a wide variety of commercial market sectors including energy and utilities, insurance, mining and manufacturing, agriculture, environmental monitoring, disaster and risk management, and engineering and construction, among many others. As we expand into and within new and emerging markets and heavily regulated industry sectors, we will likely face additional regulatory scrutiny, risks, and burdens from the governments and agencies which regulate those markets and industries.

COVID-19

In December 2019, the 2019 novel coronavirus (“COVID-19”) surfaced in Wuhan, China. The World Health Organization (“WHO”) declared a global emergency on January 30, 2020 with respect to the outbreak, and several countries have initiated travel restrictions, closed borders and given social distancing directives, including instructions requiring “shelter-in-place”. On January 31, 2020 the U.S. Department of Health and Human Services declared a national public health emergency due to a novel coronavirus. On March 11, 2020, WHO declared the outbreak of COVID-19, a disease caused by this novel coronavirus a pandemic. The disease continues to spread throughout the United States and other parts of the world and has negatively affected the U.S. and global economies, disrupted global supply chains, resulted in significant travel and transport restrictions, including mandated closures and orders to “shelter-in-place” and quarantine restrictions. Beginning in the first quarter of 2021, there has been a trend in many parts of the world of increasing availability and administration of vaccines against COVID-19, as well as an easing of restrictions on social, business, travel and government activities and functions. We have taken measures to protect the health and safety of our employees, work with our customers and suppliers to minimize disruptions and support our community in addressing the challenges posed by this ongoing global pandemic.

We are designated as an “essential critical infrastructure” for national security as defined by the U.S. Department of Homeland Security, and consistent with federal guidelines and with state and local orders to date, our business has continued to operate through the COVID-19 pandemic. As a result of the COVID-19 pandemic, we qualified for a Small Business Administration Paycheck Protection Program loan for $3.6 million and through the Coronavirus, Aid, Relief and Economic Security Act we were able to defer the deposit and payment of Social Security taxes in the total amount of approximately $0.7 million.

The COVID-19 pandemic has generally disrupted the operations of our vendors, customers and prospective customers, and may continue to disrupt their operations, including as a result of travel restrictions and/or business shutdowns, uncertainty in the financial markets, or other harm to their business and financial results. This disruption could result in a reduction to information technology budgets, delayed purchasing decisions, longer sales cycles, extended payment terms, the timing of payments, and postponed or canceled projects, all of which could negatively impact our business and operating results, including sales and cash flows. The COVID-19 pandemic has not had a material impact on our business to date and we do not expect the COVID-19 pandemic to have a material impact on our business going forward.

Components of Operating Results

Revenues

We have developed several services and products that leverage our proprietary constellation and satellite economics:

•	Service Revenues — Service revenues primarily consist of imagery and data, software, and analytics revenue.

•

Imagery — We offer our customers high-revisit, on-demand satellite imaging solutions. The combination of our proprietary satellite constellation, our virtual constellation, and our platform provides our customers with dawn-to-dusk autonomous tasking, processing and delivery.

•

Data, Software and Analytics — We leverage our proprietary artificial intelligence and machine learning algorithms to analyze data coming from both our proprietary sensor network and third party sources to provide difficult to access data, insights and analytics for our customers. We continue to integrate and enhance our products by performing contract development for customers while retaining product rights. We provide technology enabled professional service solutions to support customer-specific software development requests, integration, testing and training. We also provide systems engineering to support efforts to manage mass quantities of data. Our professional service solutions provide services related to object detection, site monitoring and enhanced analytics through which we can detect key objects in critical locations such as ports, airports, and construction sites; monitor changes at, damages to or other anomalies in key infrastructure; and analyze stockpiles or other critical inventory.

We expect continued service revenue growth in the year ending December 31, 2021 as a result of growth in satellite capacity and sales orders.

•	Product Revenues — Product revenues primarily consist of engineering and integration revenue.

•

Engineering and Integration —We develop and deliver advanced launch vehicle, satellite and payload systems for our customers that leverage our capabilities in mission systems engineering and operations, ground station operations, and software and systems development. These systems are typically sold to government customers under fixed price contracts.

We expect product revenue growth as we continue to deliver on contracts by engineering unique direct materials and striving toward critical design review.

Service and Product Costs

•	Service Costs

•

Service costs primarily include internal aerospace and geospatial software development labor, third-party data and imagery, internal labor to support the ground stations and space operations, and cloud computing and hosting services.

•	Product Costs

•

Product costs primarily include the cost of internal labor for product design, integration, and engineering in support of long-term development contracts for launch vehicle, satellite, and payload systems. We also incur subcontract direct materials and external labor costs to build and test specific components, such as the communications system, payload demands and sensor integration. Costs are expensed as incurred except for incremental costs to obtain or fulfill a contract, which are capitalized and amortized on a systematic basis consistent with the transfer of goods and services.

Selling, General, and Administrative Expense

Selling, general, and administrative expense consists of product development costs, salaries and benefit costs, professional fees, and other expenses which includes other personnel related costs, stock-based compensation, expenses for executive management, and occupancy costs. We also incur internal labor costs to maintain our platform, through which the imagery is delivered, and to develop critical real-time software and geospatial analytic solutions for a variety of customers, solution enhancements, including mapping, analysis, site target monitoring, and news feeds. We expect our selling, general and administrative expense, which includes transaction, audit, legal, and insurance costs, investor relations activities, and other administrative and professional services, to increase as we expand our business, and operate as a public company.

Research and Development Expense

Research and development expense consists primarily of employees’ salaries, taxes and benefits costs incurred for data science modeling and algorithm development related to our platform, and to the design, development and testing of our Gen-3 satellites. We intend to continue to invest appropriate resources in research and development efforts, as we believe that investment is critical to maintaining our competitive position.

Depreciation and Amortization

Depreciation expense is related to property and equipment which mainly consists of operational satellites. Amortization expense is related to intangible assets.

Satellite Impairment Loss

We recorded a satellite impairment loss for the six months ended June 30, 2021 related to a Rocket Lab Electron rocket carrying two of our satellites suffering a failure during flight, resulting in the loss of both satellites on May 15, 2021. This resulted in an impairment loss of $18.4 million, the full carrying value of the satellites, recorded to earnings during the six months ended June 30, 2021. There were no satellite impairment losses for the six months ended June 30, 2020.

Gain/(Loss) on Debt Extinguishment

For the six months ended June 30, 2021 and 2020, there was no gain or loss on extinguishment of debt. Gain on extinguishment of debt reported for the year ended December 31, 2020 is related to accrued interest that was forgiven in connection with the termination of a certain debt instruments. Loss on extinguishment of debt reported for the year ended December 31, 2019 is related to unamortized debt discount costs.

Unrealized (Loss)/Gain on Derivative

Gain or loss on derivatives reported for the six months ended June 30, 2021 and 2020 and for the years ended December 31, 2020 and 2019 are related to the fluctuation of fair value of outstanding warrants to purchase our Series B and C Preferred Stock at each reporting date, changes in our liability balance for warrants, and consent fees related to Intelsat and Seahawk secured term loan.

Gain/(Loss) on Equity Method Investment

Gain/(Loss) on equity method investment reflects the recognition of our proportional share of the net income or net losses of LeoStella LLC (“LeoStella”), in which we hold a 50% ownership interest, adjusted for any intercompany profit.

Interest Expense

Interest expense consists primarily of interest on our outstanding borrowings under our loans from related parties, Small Business Administration Paycheck Protection Program loan, line of credit, founders note and capital leases.

Other (Expense)/Income

For the six months ended June 30, 2021, other (expense)/income, net is primarily related to the initial fair value of the excess of the incentive equity, warrants and the initial fair value of debt over the subordinated, unsecured convertible promissory notes that were issued in February of 2021 and June 2021.

Results of Operations for the Six Months Ended June 30, 2021 and 2020

The following table provides the components of results of operations for the six months ended June 30, 2021 and 2020. Period to period comparisons are not necessarily indicative of future results.

	Six Months Ended June 30,		$ Change	% Change
	2021	2020
Revenues:	(dollars in thousands)
Service	$11,116	$7,726	$3,390	43.9%
Product	3,543	1,685	1,858	110.3%

Total revenues	14,659	9,411	5,248	55.8%

Costs and expenses:
Service costs, excluding depreciation and amortization	8,550	6,440	2,110	32.8%
Product costs, excluding depreciation and amortization	3,367	5,184	(1,817)	(35.1)%
Selling, general and administrative	17,893	15,787	2,106	13.3%
Research and development	28	96	(68)	(70.8)%
Depreciation and amortization	6,301	3,757	2,544	67.7%
Satellite impairment loss	18,407	—	18,407	—%

Operating loss	(39,887)	(21,853)	(18,034)	(82.5)%
Gain on debt extinguishment	—	284	(284)	(100.0)%
Unrealized loss on derivative	(14,975)	(279)	(14,696)	5,267.4%
Income/(loss) on equity method investment	963	(581)	1,544	265.7%
Interest expense	(2,438)	(2,914)	476	16.3%
Other (expense)/income, net	(147,370)	281	(147,651)	52,544.8%

Loss before income taxes	(203,707)	(25,062)	(178,645)	(712.8)%
Income tax (provision) benefit	—	—	—	—%
Loss from continuing operations	(203,707)	(25,062)	(178,645)	(712.8)%

Discontinued operations:
(Loss)/gain from discontinued operations, net of tax (including (loss)/gain from disposal of Launch Division of $1,022 and $30,672 for the six months ended June 30, 2021 and 2020, respectively)	(1,022)	30,355	(31,377)	(103.4)%
Income tax (provision) benefit	—	—	—	—%

(Loss)/gain from discontinued operations, net of tax	(1,022)	30,355	(31,377)	(103.4)%

Net (loss)/income	$(204,729)	$5,293	(210,022)	(3,967.9)%

Revenue

	Six Months Ended June 30,		$ Change	% Change
	2021	2020
	(dollars in thousands)
Service revenues	$11,116	$7,726	$3,390	43.9%
% of total revenue	76%	82%
Product revenues	$3,543	$1,685	$1,858	110.3%
% of total revenue	24%	18%

Total revenues	$14,659	$9,411	$5,248	55.8%

Service revenues

Service revenues increased approximately $3.4 million, or 43.9%, for the six months ended June 30, 2021, as compared to service revenues for the six months ended June 30, 2020. The increase was primarily driven by an increase across all of our service offerings, primarily orders for our imagery and our data, software, and analytics services. Imagery revenues grew due to increased customer sales orders in 2021 versus 2020 given the expansion of our constellation and related imagery capacity and capabilities of our constellation. Data, software, and analytics services increased primarily due to the addition of contracts that were entered into during the latter half of 2020 and in January 2021 that did not exist during the six months ended June 30, 2020.

Product revenues

Product revenues increased approximately $1.9 million, for the six months ended June 30, 2021, as compared to product revenues for the six months ended June 30, 2020. The increase was primarily due to an increase in progress of percentage completion of two contracts, driven by completion and delivery of a major component of the contract requirements during the six months ended June 30, 2021 as compared to the six months ended June 30, 2020.

Costs and Expenses

	Six Months Ended June 30,		$ Change	% Change
	2021	2020
	(dollars in thousands)
Service costs, excluding depreciation and amortization	$8,550	$6,440	$2,110	32.8%
Product costs, excluding depreciation and amortization	3,367	5,184	(1,817)	(35.1)%

Total costs	$11,917	$11,624	$293	2.5%

Service costs

Service costs increased approximately $2.1 million, or 33%, for the six months ended June 30, 2021, as compared to service costs for the six months ended June 30, 2020. The increase was primarily driven by an increase in direct employee costs in support of professional services contracts as well as increased costs associated with maintaining growth in our satellite and ground station networks offset by decreased costs for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 due to the maturity of the next generation satellites.

Product costs

Product costs decreased approximately $1.8 million, for the six months ended June 30, 2021, as compared to product costs for the six months ended June 30, 2020. The decrease was primarily attributable to the recognition of forward loss reserves for the design development, and manufacture of the Gen-3 satellites at inception of a new customer contract of approximately $3.5 million during the six months ended June 30, 2020. This was partially offset by delivering a major component of the satellite on contract, which increased the product costs.

Selling, general, and administrative expense

	Six Months Ended June 30,		$ Change	% Change
	2021	2020
	(dollars in thousands)
Product development costs	$3,600	$1,216	$2,384	196.1%
Salaries and benefit costs	8,207	11,196	(2,989)	(26.7)%
Professional fees	3,000	1,338	1,662	124.2%
Stock-based compensation expense	1,360	1,319	41	3.1%
Rent expense	1,237	1,142	95	8.3%
Other	489	(424)	913	(215.3)%

Selling, general administrative expense	$17,893	$15,787	$2,106	13.3%

Selling, general, and administrative expense increased approximately $2.1 million, or 13.3%, during the six months ended June 30, 2021 compared to six months ended June 30, 2020. The increase was primarily driven by a $1.7 million increase in third-party professional services for public company readiness efforts that occurred in the six months ended June 30, 2021 that did not occur during the six months ended June 30, 2020. Salaries and benefit costs decreased $3.0 million driven by employees increased time supporting professional services contracts from the increased growth of our satellite and ground station networks. This was partially offset by product development labor costs increase of $2.4 million to continue to develop capabilities of the platform, develop the analytical competencies for new products, and expanded constellation and imagery collection efficiency. The remaining increase of $0.9 million was due to other expenses including but not limited to, utility, and other location-specific service costs and significantly decreased travel expenses in the six months ended June 30, 2020 as compared to the six months ended June 30 2021.

Research and development expense

	Six Months Ended June 30,		$ Change	% Change
	2021	2020
	(dollars in thousands)
Research and development expense	$28	$96	$(68)	(70.8)%

Research and development expense decreased approximately $68 thousand, or 70.8%, during the six months ended June 30, 2021 compared to June 30, 2020. The decrease compared to the six months ended June 30, 2021 was primarily driven by one of our internal projects reaching technological feasibility during 2020. This was partially offset by increased labor costs on the design of our Gen-3 satellites.

Depreciation and amortization expense

	Six Months Ended June 30,		$ Change	% Change
	2021	2020
	(dollars in thousands)
Depreciation expense	$5,621	$3,081	$2,540	82.4%
Amortization expense	680	676	4	0.6%

Depreciation and amortization expense	$6,301	$3,757	$2,544	67.7%

Depreciation expense increased approximately $2.5 million, or 67.7%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was primarily driven by two satellites placed in service in the second half of 2020.

Unrealized (loss)/gain on derivative

During the six months ended June 30, 2021, we recorded $15.0 million loss on derivatives. The change was related to the fluctuation of fair value of outstanding warrants to purchase our Series B and C Redeemable Convertible Preferred Stock, changes in our liability balance for warrants to purchase our Class A common stock, and consent fees related to the Intelsat and Seahawk secured term loan.

During the six months ended June 30, 2020, we recorded $0.3 million loss on derivatives. The change was related to the fluctuation of fair value related to warrants to purchase our Series B and C Redeemable Convertible Preferred Stock.

Gain/loss on equity method investment

Gain on equity method investment increased by $1.5 million, or 265.7%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. This increase is related to the operating performance of LeoStella.

Interest expense

Interest expense decreased by $0.5 million, or 16.3%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. This decrease is related to interest on the Mitsui U.S.A. loan that existed in 2020 and was extinguished in connection with the sale of the Launch Division. This was partially offset by increased amortization of consent fees associated with the Notes.

Other (Expense)/Income

For the six months ended June 30, 2021 we received $58.6 million in cash from several existing and new investors in exchange for 2021 Convertible Bridge Notes (“the Bridge Notes”) with a principal value of $58.6 million, inclusive of the incremental bridge notes issued in connection with our Rights Offering that closed on June 30, 2021. The first tranche of the Bridge Notes was issued at par at a principal amount of $18.1 million and a fair value of $24.2 million, resulting in a loss on issuance of $6.1 million. The second tranche of the Bridge Notes were issued at par at a principal amount of $40.0 million and a fair value of $52.2 million, resulting in a loss on issuance of $12.2 million. In June 2021, we offered eligible stockholders an opportunity to invest in a portion of the Bridge Notes as part of a Rights Offering on substantially the same terms as offered to investors in the initial tranche of the Bridge Notes. The aggregate principal amount and fair value of the Bridge Notes issued to the participating shareholders in the Rights Offering were $0.5 million and $0.6 million respectively, resulting in a loss on issuance of $0.1 million.

Certain investors in the first tranche of Bridge Notes received 126.6 million shares of Class A Common Stock with a fair value of $59.8 million and Warrants to purchase 42.5 million shares of Class A Common Stock with a fair value of $18.4 million. Additionally, the investors participating in the Rights Offering received 3.4 million incentive shares of Class A Common Stock with a fair value of $2.6 million and 0.6 million incentive warrants exercisable for Class A Common Stock with a fair value of $0.5 million, resulting in a loss of issuance of $3.2 million.

We also incurred $47.7 million in debt issuance cost related to the Bridge Financing, the modification of existing debt arrangements, and the June 2021 Notes which has been expensed. We expensed the debt issuance cost related to the Bridge Financing because the Notes are being carried on the balance sheet at fair value.

Gain/(loss) from discontinued operations, net of tax

	Six Months Ended June 30,		$ Change	% Change
	2021	2020
	(dollars in thousands)
Discontinued operations:
Loss from discontinued operations, before income taxes.	$—	$(317)	$317	(100.0)%
(Loss)/gain on disposal of discontinued operations	(1,022)	30,672	(31,694)	(103.3)%

Total (loss)/gain from discontinued operations, net of income taxes	$(1,022)	$30,355	$(31,377)	(103.4)%

On June 12, 2020, we completed the sale of 100% of our interests in Spaceflight, Inc. (the “Launch Division”) to M&Y Space Co. Ltd. (“M&Y Space”) for a final purchase price of $31.6 million. During the six months ended June 30, 2020, the Launch Division’s normal operations resulted in a gain from discontinued operations prior to the completion of the sale. During the six months ended June 30, 2021 we recorded a liability for a potential working capital adjustment related to target accounts receivable amount in accordance with the sale.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, management utilizes certain non-GAAP performance measures, EBITDA and Adjusted EBITDA, and free cash flow for purposes of evaluating our ongoing operations and for internal planning and forecasting purposes. Our management and board of directors believe that these non-GAAP operating measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance.

EBITDA and Adjusted EBITDA

EBITDA is defined as earnings before interest income and expense, income tax expense or benefit, and depreciation and amortization. Adjusted EBITDA has been calculated using EBITDA adjusted for (gain)/loss from discontinued operations, net of tax, launch employee retention bonuses, launch related shared services, satellite impairment loss, (gain)/loss on debt extinguishment, unrealized loss/(gain) on derivative, stock-based compensation, realized gain on conversion of notes, (gain)/loss on equity method investment, loss on issuance of the Notes and debt issuance cost expensed. We have presented EBITDA and Adjusted EBITDA because both are key measures used by our management and board of directors to understand and evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, we believe that the exclusion of certain items in calculating Adjusted EBITDA can produce a useful measure for period-to-period comparisons of our business. Accordingly, we believe that Adjusted EBITDA provides useful information in understanding and evaluating our operating results. In addition, we believe that both EBITDA and Adjusted EBITDA provide additional information for investors to use in evaluating our ongoing operating results and trends. These non-GAAP measures provide investors with incremental information for the evaluation of our performance after isolation of certain items deemed unrelated to our core business operations.

EBITDA and Adjusted EBITDA are presented as supplemental measures to our GAAP measures of performance. When evaluating EBITDA and Adjusted EBITDA, you should be aware that we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Furthermore, our computation of Adjusted EBITDA may not be directly comparable to similarly titled measures computed by other companies, as the nature of the adjustments that other companies may include or exclude when calculating Adjusted EBITDA may differ from the adjustments reflected in our measure. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation, nor should these measures be viewed as a substitute for the most directly comparable GAAP measure, which is net loss. We compensate for the limitations of non-GAAP measures by relying primarily on our GAAP results. You should review the reconciliation of our net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our performance.

The table below reconciles our net loss to EBITDA and Adjusted EBITDA for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
	2021	2020

	(dollars in thousands)
Net loss	$(204,729)	$5,293
Interest expense	2,438	2,914
Income tax (provision) benefit	—	—
Depreciation and amortization	6,301	3,757

EBITDA	(195,990)	11,964
Loss/(gain) from discontinued operations, before income tax	1,022	(30,355)
Launch employee retention bonuses	—	661
Launch related shared services	—	(678)
Satellite impairment loss	18,407	—
Unrealized loss/(gain) on derivative	14,975	279
(Gain)/loss on debt extinguishment	—	(284)
Stock-based compensation	1,360	1,319
(Gain)/loss on equity method investment	(963)	581
Loss on Issuance of 2021 Convertible Bridge Notes Tranche One	84,291	—
Loss on Issuance of 2021 Convertible Bridge Notes Tranche Two	12,185	—
Loss on Issuance of 2021 Convertible Bridge Notes Rights Offering	3,193	—
Debt Issuance Costs Expensed For Debt Carried At Fair Value	47,718	—

Adjusted EBITDA	$(13,802)	$(16,513)

Free Cash Flow

We define free cash flow as cash flows (used in) provided by operating activities—continuing operations plus cash flows (used in) provided by operating activities—discontinued operations less purchase of property and equipment and satellite procurement work in process. We have presented free cash flow because it is used by our management and board of directors as an indicator of the amount of cash we generate or use and to evaluate our ability to satisfy current and future obligations and to fund future business opportunities. Accordingly, we believe that free cash flow provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our ability to satisfy our financial obligations and pursue business opportunities, and allowing for greater transparency with respect to a key financial metric used by our management in their financial and operational decision-making.

Free cash flow is not defined by GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of free cash flow rather than net cash from (used in) operating activities, which is the most directly comparable GAAP equivalent. Some of these limitations are:

•

free cash flow is not a measure of cash available for discretionary expenditures since we have certain non-discretionary obligations such as debt repayments or capital lease obligations that are not deducted from the measure; and

•	other companies, including companies in our industry, may calculate free cash flow differently, which reduces its usefulness as a comparative measure.

The table below reconciles our net cash used in operating activities to free cash flow for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30, 2021
	(dollars in thousands)
	BlackSky	Launch	Total
Cash flows used in operating activities - continuing operations	$(21,112)	$—	$(21,112)
Cash flows used in operating activities - discontinued operations	—	—	—

Net cash used in operating activities	(21,112)	—	(21,112)

Purchase of property and equipment	(207)	—	(207)
Satellite procurement work in process	(11,205)	—	(11,205)

Free cash flow	$(32,524)	$—	$(32,524)

Net cash used in investing activities	$(11,419)	$—	$(11,419)
Net cash provided by financing activities	$53,817	$—	$53,817

	Six Months Ended June 30, 2020
	(dollars in thousands)
	BlackSky	Launch	Total
Cash flows used in operating activities - continuing operations	$(7,935)	$—	$(7,935)
Cash flows used in operating activities - discontinued operations	—	(14,207)	(14,207)

Net cash used in operating activities	(7,935)	(14,207)	(22,142)

Purchase of property and equipment	(41)	8,410	8,369
Satellite procurement work in process	(15,913)	—	(15,913)

Free cash flow	$(23,889)	$(5,797)	$(29,686)

Net cash (used in)/provided by investing activities	$(15,954)	$8,410	$(7,544)
Net cash provided by financing activities	$3,498	$—	$3,498

Liquidity and Capital Resources

Our cash and cash equivalents excluding restricted cash totaled $26.4 million and $16.9 million as of June 30, 2021 and 2020, respectively. The absence of cash flows from discontinued operations is not expected to affect our future liquidity and capital resources. Currently, our primary sources of liquidity are cash flows generated from issuances of debt and preferred stock to investors. We have incurred losses and generated negative cash flows from operations since our inception in September 2014. At June 30, 2021, we had an accumulated deficit of $428.2 million.

On February 2, 2021, we amended the Omnibus Agreement, dated June 27, 2018, by and among us and the persons and entities listed therein (the “2021 Omnibus Amendment”). Under the 2021 Omnibus Amendment, we may borrow additional indebtedness in connection with subordinated, unsecured convertible promissory notes (the “2021 Bridge Notes”) issuable between February 2, 2021 and June 30, 2021 up to an aggregate principal amount of $60.0 million (the “2021 Bridge Financing”). The 2021 Bridge Notes mature six months after the date that all unpaid principal and accrued interest outstanding under the Intelsat Jackson Holdings SA and Seahawk Amended and Restated Loan and Security Agreement (the “Intelsat Facility”) are due. In connection with the 2021 Omnibus Amendment, the investors guaranteeing the SVB line of credit further reaffirmed their guarantees and received a one-time issuance of seven shares of our Class A common stock for every dollar guaranteed.

The 2021 Bridge Notes convert in connection with the closing of the merger into shares of Osprey’s Class A common stock at a price per share equal to 80% of the price per share of Class A Common Stock as determined in connection with the merger. During the period from February 2, 2021 through February 3, 2021, we completed the closing of our initial tranche of the 2021 Bridge Financing of $18.1 million from existing stockholders. All investors participating in the initial tranche also received incentive equity equal to seven shares of our Class A Common Stock for each dollar invested, and certain other investors participating in the initial tranche also received warrants exercisable for shares of our Class A common stock in amounts ranging from approximately 0.14% of our fully-diluted share capital for each dollar invested over $1.0 million to 3.5% of our fully-diluted share capital. During the period from February 4, 2021 through February 18, 2021, we completed the closing of a second tranche of the 2021 Bridge Financing, raising an aggregate principal amount of $40.0 million, $10 million of which was invested by an affiliate of Mithril Capital Management (of which Ajay Royan, a member of Legacy BlackSky’s Board of Directors, is Managing Director) and from certain other investors (collectively, the “Second Tranche Bridge Financing Investors”). In addition to their investment in the second tranche of the 2021 Bridge Financing, each of the Second Tranche Bridge Financing Investors or their affiliates also participated in the PIPE Investment.

The remaining residual balance of the 2021 Bridge Financing was allocated to a rights offering in which certain shareholders in the Company were eligible to participate. The rights offering closed on June 30, 2021. The aggregate investments of participating shareholders in the rights offering were $0.5 million, and, upon the closing of the rights offering, we received $58.6 million in principal investments. The terms of the rights offering were substantially identical to those offered in the initial tranche of the 2021 Bridge Financing.

On February 18, 2021, we amended and restated our Certificate of Incorporation to increase the total number of authorized shares of capital stock to a new total of 1,176,556,156 shares and increase the total number of authorized shares of Class A common stock to a new total of 1,000,000,000 shares.

On September 9, 2021, BlackSky completed its previously announced business combination with Osprey to take BlackSky public. Upon closing, the combined Company received approximately $283 million in gross proceeds, comprised of approximately $103 million in cash held in trust by Osprey and the proceeds of a $180 million PIPE. Transaction expenses paid on closing totaled approximately $44 million. Additionally, the Company repaid approximately $21.4 million in debt and accrued interest and approximately $27.1 million in other accrued liabilities. On September 13, 2021, the Company raised an additional $8 million through a direct sale of common stock to Palantir Technologies Inc. at $10.00 per share. Net cash proceeds from the merger, the PIPE financing, and the Palantir financing, less transaction costs and other closing payments, totaled approximately $216.1 million.

We expect that proceeds received from the business combination and the Palantir investment, net of fees and other closing payments, will be sufficient to meet our working capital and capital expenditure needs over at least the next 12 months. Our future long-term capital requirements will depend on many factors including our growth rate, the timing and extent of spending to support solution development efforts, the expansion of sales and marketing activities, the ongoing investments in technology infrastructure, the introduction of new and enhanced solutions, and the continuing market acceptance of our solutions. From time to time, we may seek additional equity or debt financing to fund capital expenditures, strategic initiatives or investments and our ongoing operations. If we decide, or are required, to seek additional financing from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, financial condition and results of operations could be adversely affected.

Funding Requirements

We expect our expenses to increase substantially as we increase investments in sales, marketing and product to increase our market share, as we procure and launch satellites to increase capacity, as we develop our Gen-3 satellites, and as we build out our general and administrative functions in support of public company operations.

Specifically, our operating expenses will increase as we:

•	procure and launch additional satellites;

•	design and develop our next generation satellites;

•	enhance our platform and expand our sales and marketing efforts;

•	invest in research and development related to new technologies; and

•

hire additional personnel to support the expansion of our sales, marketing, operational, financial, product information technology, and other areas to support our operations as a public company upon the consummation of the merger.

Short-Term Liquidity Requirements

As of June 30, 2021, our current assets were approximately $40.1 million, consisting primarily of cash and cash equivalents, restricted cash, trade receivables, prepaid expenses and other current assets, and contract assets.

As of June 30, 2021, our current liabilities were approximately $99.2 million, consisting primarily of accounts payable and accrued liabilities, contract liabilities, current debt obligations, and other current liabilities. Our 2021 Bridge Financing added approximately $58.6 million of cash during the six months ended June 30, 2021, for which there are no covenants tied to financial metrics. We are in compliance with all of our outstanding debt arrangements.

Long-Term Liquidity Requirements

Management anticipates that our most significant long-term liquidity and capital needs will relate to continued funding of operations, satellite development and procurement capital expenditures, launch capital expenditures, debt service and repayment of our Intelsat Facility.

Impact of the Business Combination:

On September 9, 2021, the merger was consummated, pursuant to which shares of Legacy BlackSky’s capital stock (including capital stock issued upon the conversion of Legacy BlackSky’s outstanding bridge notes and the exercise of certain of Legacy BlackSky’s warrants immediately prior to the merger, while excluding shares of Legacy BlackSky Class B common stock, treasury shares and shares with respect to which appraisal rights under the General Corporation Law of the State of Delaware were properly exercised and not withdrawn) were exchanged for a number of shares of Company Class A common stock equal to 78,993,201 and each outstanding Legacy BlackSky restricted stock unit, option and warrant was converted into a Company restricted stock unit, option or warrant based on the Class A Common Exchange Ratio applicable to shares of Legacy BlackSky Class A common stock. In connection with the merger, 18,000,000 PIPE Shares also were sold and issued for a purchase price of $10.00 per share, or an aggregate purchase price of $180.0 million, pursuant to a separate subscription agreement, entered into effective as of February 17, 2021.

On September 1, 2021, Palantir Technologies Inc. (“Palantir”), entered into a multi-year $16.0 million strategic partnership. As part of the strategic partnership Palantir will invest $8.0 million at $10.00 per share for the purchase of 800,000 shares of Osprey Class A common stock pursuant to a Subscription Agreement that closed on September 13, 2021, two business days subsequent to the closing of the Business Combination. The Subscription Agreement contains substantially the same terms as the PIPE Investment entered into February 17, 2021. The Company and Palantir also entered into a software subscription agreement which allows the Company to distribute products on Palantir’s platform to customers that are already integrated with Palantir. The Company is required to pay access fees to Palantir over multiple years for an aggregate payment of $8.0 million. The software subscription agreement contains a termination clause that Palantir must receive a minimum total of $750 thousand in fees from the effective date through the termination date. The Palantir transaction is deemed a related party transaction due to the fact the Chairman of the Board of Palantir is a founder of Mithril Capital who is a significant beneficial owner of a substantial investment in the Company.

The merger resulted in a $223.1 million increase to the cash available to fund our future operations and our long-term business plan until we achieve positive free cash flow. The gross proceeds of $291.0 million received from the Business Combination, inclusive of cash from PIPE shares, conversion of warrant liabilities and rights offering, offset by the following: 1) settling PPP Loan, SVB line of credit and accrued and unpaid interests related to those loans for a total amount of $19.6 million, 2) payment of transaction costs, including deferred legal fees, underwriting commissions, and other costs related to the Transaction, incurred by both Osprey and BlackSky for a total of $48.3 million.

We have a standing commitment to purchase a minimum number of Gen-3 satellites from one of our vendors. Based upon the amount raised in financing, we contractually committed to purchase up to 10 satellites of which we cannot estimate the total cost of the program at this time.

Cash Flow Analysis

For the Six Months Ended June 30, 2021 and 2020

The following table provides a summary of cash flow data for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
	2021	2020

	(dollars in thousands)
Cash flows used in operating activities - continuing operations	$(21,112)	$(7,935)
Cash flows (used in) provided by operating activities - discontinued operations	—	(14,207)

Net cash used in operating activities	(21,112)	(22,142)
Cash flows used in investing activities - continuing operations	(11,419)	(15,954)
Cash flows provided by (used in) investing activities - discontinued operations	—	8,410

Net cash (used in) investing activities	(11,419)	(7,544)
Cash flows provided by financing activities - continuing operations	53,817	3,498
Cash flows used in financing activities - discontinued operations	—	—

Net cash provided by financing activities	53,817	3,498

Net (decrease) increase in cash, cash equivalents, and restricted cash	21,286	(26,188)
Cash, cash equivalents, and restricted cash - beginning of year	10,573	37,190
Cash reclassified to assets held for sale at beginning of period	—	11,383
Cash reclassified to assets held for sale at the end of period	—	—

Cash, cash equivalents, and restricted cash - end of year	31,859	22,385

Operating activities

For the six months ended June 30, 2021, net cash used in operating activities was approximately $21.1 million. The significant contributor to the cash used during this period were net losses from continuing operations of approximately $203.7 million. Non-cash expenses of $188.3 million consisted primarily of $6.3 million depreciation and amortization, $1.4 million stock-based compensation, $96.5 million issuance costs for fair value debt, $47.7 million of debt issuance cost expensed for debt carried at fair value, $3.2 million loss on issuance of 2021 convertible bridge notes rights offering, $15.0 million unrealized loss on derivatives, a $18.4 million satellite impairment loss, $0.8 million amortization of debt discount and issuance costs, partially offset by a $1.0 million gain on equity method investment. Net cash outflows attributable to changes in operating assets and liabilities totaled approximately $5.7 million. Net cash outflows were primarily the result, of a $1.0 million decrease in advance payments on firm-fixed price contracts, $1.3 million in increased accounts receivable, a $1.0 million decrease in liability for estimated contract losses, and a $2.6 million decrease in accounts payables and accrued liabilities. These cash outflows were partially offset by $1.2 million decrease in contract assets and a $1.6 million decrease for estimated indirect taxes reclassified to other current liabilities from other long-term liabilities.

For the six months ended June 30, 2020, net cash used in operating activities was approximately $22.1 million. The significant contributor to the cash used during this period were net losses from continuing operations of approximately $25.1 million. Non-cash expenses of $6.5 million consisted primarily of $3.8 million depreciation and amortization, $1.3 million stock-based compensation, $0.8 million amortization of debt discount and issuance costs, $0.3 million unrealized loss on derivatives, $0.6 million loss on equity method investment partially offset by a

$0.3 million gain on debt extinguishment. Net cash inflows attributable to changes in operating assets and liabilities totaled approximately $10.6 million. Net cash inflows were primarily the result of a $4.7 million increase in advance payments on firm-fixed price contracts, a $3.3 million increase in liability for estimated contract losses, a $2.0 million decrease in accounts receivable, a $1.5 million increase in other long-term liabilities, a $1.0 million increase in accounts payables and accrued liabilities, and a $0.2 million increase in other current liabilities. These cash inflows were partially offset by a $1.3 million increase in contract assets and a $0.8 million increase in prepaid expenses and other assets.

Investing activities

For the six months ended June 30, 2021, net cash used in investing activities was approximately $11.4 million related to cash paid for the procurement of satellites and other launch-related costs.

For the six months ended June 30, 2020, net cash used in investing activities was approximately $7.5 million primarily related to $15.9 million cash paid for the procurement of satellites and $8.4 million cash used in discontinued operations of the Launch Division.

Financing activities

For the six months ended June 30, 2021, net cash provided by financing activities of approximately $53.8 million was primarily related to $58.6 million loan proceeds from the 2021 Bridge Financing offset by $4.1 million of payments of costs associated with the 2021 Bridge Financing. The loan proceeds and costs associated with the 2021 Bridge Financing are inclusive of the incremental bridge notes issued in connection with our Rights Offering that closed on June 30, 2021

For the six months ended June 30, 2020, net cash provided by financing activities of approximately $3.5 million was primarily related to loan proceeds of $3.6 million received under the Paycheck Protection Program which we expect to repay over the next two years.

Off-Balance Sheet Arrangements

As of June 30, 2021, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or for other contractually narrow or limited purposes.

Contractual Obligations and Commitments

The following table describes our contractual obligations and commitments as of June 30, 2021:

	Payments due by period
	(dollars in thousands)
	Total	Less than 1 year	1-3 years	3-5 years(2)	More than 5 years
Debt:
Loans from related parties	$82,987	$—	$—	$71,237	$11,750
Notes(3)	58,573	—	—	58,573
Line of credit(5)	16,098	16,098	—	—	—
Other debt(5)	3,600	3,600	—	—	—
Consent fee liability(5)	2,464	2,464	—	—	—
Lease:
Operating lease commitments	6	2	4	—	—
Interest:
Debt and other financing	44,922	10,859	26,409	7,654	—

Total(1) (4)(5)	$208,650	$33,023	$26,413	$137,464	$11,750

(1)

We executed as side letter providing for a reduction, at our election, of satellite procurement and certain hardware and integration costs under our satellite procurement contract with LeoStella of up to $8.8 million and received credits in the year ended December 31, 2020 of $5.1 million and an additional credit of $1.5 million in April 2021.

(2)

Notes include related party loans from Mithril II, LP in the principal amount of $15 million and VCVC in the principal of $5 million all of which was converted in Company class A common stock as part of the merger transaction.

(3)

We have a standing commitment to purchase a minimum number of Gen-3 satellites from one of our vendors. Based upon the amount raised in financing, we contractually committed to purchasing up to 10 satellites of which we cannot estimate the total cost of the program at this time.

(4)

The consent fee liability of $2.5 million in addition to the PPP Loan of $3.6 million and SVB line of credit of $16.1 million and accrued and unpaid interest related to those loans for a total amount of $90 thousand was settled upon the Closing of the merger. We also have commitments for multi-launch and integration services with launch service providers. As of June 30, 2021, the Company has commitments for 5 launches to include up to 10 satellites at estimated launch dates totaling an amount of $40.6 million with options for additional launches. As the timing of the launches are not known, the amounts are not included in the table above.

Critical Accounting Policies and Estimates

The Company’s discussion and analysis of its financial condition and results of operations are based upon the Company’s financial statements, which have been prepared in accordance with GAAP. These principles require the Company to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of revenue and expenses during the reporting period. The Company’s most significant estimates and judgments involve valuation of the Company’s revenue recognition, equity valuations, preferred stock and common stock valuation, redeemable convertible preferred stock classification, the valuation of warrants, the fair value of debt, goodwill impairment, and long lived asset impairment. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates.

There have been no substantial changes to these estimates, or the policies related to them during the six months ended June 30, 2021. A full discussion of these estimates and policies is included in the Proxy Statement in the section entitled “BlackSky’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 195 of the Proxy Statement, which is incorporated herein by reference.

Emerging Growth Company Status

The Company is an emerging growth company (“EGC”), as defined in the JOBS Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. The Company has elected to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the Company’s financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, the Company intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, the Company intends to rely on such exemptions, the Company is not required to, among other things: (i) provide an auditor’s attestation report on its system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

The Company will remain an EGC under the JOBS Act until the earliest of (i) the last day of the Company’s first fiscal year following the fifth anniversary of the first sale of Osprey’s common stock in its initial public offering, (ii) the last date of the Company’s fiscal year in which it has total annual gross revenue of at least $1.07 billion, (iii) the date on which the Company is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (iv) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Recent Accounting Pronouncements

Note 2—“Basis of Presentation and Summary of Significant Accounting Policies”, to the Company’s unaudited consolidated financial statements and notes thereto, set forth in Exhibit 99.1 hereto, provides more information about recent accounting pronouncements, the timing of their adoption, and the Company’s assessment, to the extent the Company has made one, of their potential impact on the Company’s financial condition and its results of operations and is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding the beneficial ownership of Class A Common Stock as of the Closing Date by:

•	each person known to the Company to be the beneficial owner of more than 5% of outstanding Class A Common Stock;

•	each of the Company’s named executive officers and directors; and

•	all of the executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Company stock issuable upon exercise of options and warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.

The beneficial ownership of Class A Common Stock is based on 115,149,075 shares of Class A Common Stock outstanding as of the Closing Date.

Unless otherwise indicated, the Company believes that each beneficial owner named in the table below has the sole voting and investment power with respect to all shares of Class A Common Stock beneficially owned by such beneficial owner.

Name of Beneficial Owner(1)	Number of Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned
Greater than Five Percent Holders
Entities affiliated with Mithril LP (2)	18,128,026	15.74%
RRE Ventures VI, LP (3)	5,759,049	5.00%
Seahawk SPV Investment LLC (4)	16,364,532	14.00%
VCVC IV LLC (5)	9,951,809	8.64%
Osprey Sponsor II, LLC (6)	7,906,250	6.87%
Named Executive Officers and Directors
Brian O’Toole	805,424	0.70%
Brian Daum	526,174	0.46%
Henry Dubois	—	—
Chris Lin	—	—
Magid Abraham	—	—
David DiDomenico	—	—
Timothy Harvey	—	—
William Porteous	—	—
James Tolonen	—	—
All Directors and Executive Officers as a Group (2 Individuals)	1,331,598	1.16%

*	Less than 1%
(1)	Unless otherwise noted, the business address of each of these shareholders is c/o BlackSky Technology Inc., 13241 Woodland Park Road, Suite 300, Herndon, Virginia 20171.
(2)

Consists of (i) 10,386,626 shares held by Mithril LP and (ii) 7,741,400 shares held by Mithril II LP. Mithril Capital Management LLC (“MCM”) is a management company that manages Mithril LP and Mithril II LP, and is appointed by Mithril GP LP (“GP I”), the general partner of Mithril LP, and Mithril II GP LP (“GP II”), the general partner of Mithril II LP, each of which has formal control over its respective fund. Peter Thiel and Ajay Royan are the members of the investment committees of GP I and GP II. The investment committees make all investment decisions with respect to these entities and may be deemed to share voting and investment power over the securities held by Mithril LP and Mithril II LP. The address of each of the Mithril entities and Mr. Royan is c/o Mithril Capital Management, LLC, 600 Congress Ave., Suite 3100, Austin, Texas 78701. The address of Mr. Thiel is c/o Thiel Capital LLC, 9200 Sunset Boulevard, Suite 1110, West Hollywood, California 90069.

(3)

Voting and investment decisions for shares beneficially owned by RRE Ventures VI, LP are shared by five individuals (one of whom is William Porteous) who are members of RRE Ventures VI GP, LLC, the general partner of RRE Ventures VI, LP. The address for these entities is c/o RRE Ventures 130 East 59th Street, 17th Floor, New York, New York 10022.

(4)

Seahawk SPV Investment LLC (“Seahawk”) is the record holder of such shares. Seahawk is a direct wholly-owned subsidiary of Thales Alenia Space US Investment LLC (“TAS US”), which, in turn, is a wholly-owned subsidiary of Thales Alenia Space S.A.S (“TAS”). TAS is a joint venture whose majority owner is Thales S.A., a French public company (“Thales”). By reason of their relationships, TAS US, TAS and Thales may be deemed to share the power to vote or to direct the vote and to dispose or direct the disposition of the shares held by Seahawk and may be deemed to have shared beneficial ownership of the shares held directly by Seahawk. The address of Seahawk is 2733 South Crystal Drive, Suite 1200, Arlington, Virginia 22202. The address of TAS US is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The address of TAS is 100 Bd du Midi - 06150 Cannes la Bocca - France. The address of Thales is Tour Carpe Diem, 31 Place des Corolles, Esplanade Nord - 92400 Courbevoie - France.

(5)

VCVC Management IV LLC (“VCVC Management”) serves as the Manager of VCVC IV LLC (“VCVC IV”) and Cougar Investment Holdings LLC (“Cougar”) serves as the Managing Member of VCVC Management. Cougar has sole voting and dispositive power over the shares held by VCVC IV. Both of VCVC Management and Cougar disclaims, for purposes of Section 16 of the Securities Exchange Act of 1934, beneficial ownership of these securities, except to the extent of their respective pecuniary interests therein, and this report shall not be deemed an admission that either of VCVC Management or Cougar is the beneficial owner of such securities for purposes of Section 16 or for any other purposes.

(6)

Represents the holdings of Osprey Sponsor II, LLC (the “Sponsor”). The shares beneficially owned by the Sponsor may also be deemed to be beneficially owned by Mr. Jonathan Z. Cohen. Mr. Jonathan Z. Cohen is the managing member of the Sponsor, and as such Mr. Jonathan Z. Cohen has voting and investment discretion with respect to the shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of shares held directly by the Sponsor. Mr. Jonathan Z. Cohen disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers following the Closing of the merger is set forth in the Proxy Statement in the section entitled “Management of New BlackSky After the Merger” beginning on page 224 of the Proxy Statement, and that information is incorporated herein by reference.

The information set forth under Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

Independence of Directors

Information with respect to the independence of the directors of the Company following the Closing of the merger is set forth in the Proxy Statement in the section entitled “ Management of New BlackSky After the Merger” in the subsection entitled “Director Independence” beginning on page 225 of the Proxy Statement, and that information is incorporated herein by reference.

Committees of the Board of Directors

Information with respect to the composition of the committees of the board of directors of the Company immediately after the Closing of the merger is set forth in the Proxy Statement in the section entitled “Management of New BlackSky After the Merger” in the subsection entitled “Committees of the Board of Directors” beginning on page 226 of the Proxy Statement, and that information is incorporated herein by reference.

Executive Compensation

Information with respect to the compensation of the named executive officers of the Company is set forth in the Proxy Statement in the section entitled “Management of BlackSky” in the subsection entitled “Executive Compensation” beginning on page 183 of the Proxy Statement and Item 5.02 of this Current Report on Form 8-K, and that information is incorporated herein by reference

Director Compensation

A description of the compensation of the board of directors of BlackSky before the consummation of the merger is set forth in the Proxy Statement section entitled “Management of BlackSky” in the subsection entitled “Director Compensation” beginning on page 192 of the Proxy Statement, and that information is incorporated herein by reference.

The information set forth under Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

Certain Relationships and Related Transactions

Certain relationships and related party transactions of the Company are described in the Proxy Statement in the section entitled “Certain Relationships and Related Party Transactions” beginning on page 321 of the Proxy Statement, which is incorporated herein by reference.

Legal Proceedings

In the normal course of business, the Company may become involved in various legal proceedings which, by their nature, may be inherently unpredictable and which could have a material effect on the Company’s unaudited consolidated condensed financial statements, taken as a whole.

Legacy BlackSky’s founders, Jason and Marian Joh Andrews, (collectively, the “Founders”) have retained legal counsel in connection with claims they assert relating to the closing of Legacy BlackSky’s debt financings on October 31, 2019. The Founders claim that these October 2019 financings triggered a prepayment obligation to them under the subordinated promissory notes entered into with each of Jason Andrews and Marian Joh, the founders of BlackSky on November 13, 2018 (the “Andrews Notes”), in an aggregate amount of $2.5 million. To date, the Founders have not filed a lawsuit and have taken no further legal action. The Company believes that these claims are without merit and, as such, they would not result in a probable material adverse effect on its financial position. Accordingly, the Company has not recorded a contingency loss. Also, on April 27, 2021, with the consent of Legacy BlackSky’s senior lenders, Legacy BlackSky entered into an agreement with the Founders under which BlackSky paid the Founders $750,000 towards the principal of the Andrews Notes on April 28, 2021 and paid $1.75 million towards the principal of the Andrews Notes upon the closing of the merger.

On June 7, 2021, a derivative lawsuit was filed in the Supreme Court of the State of New York by a purported Osprey stockholder in connection with the Business Combination: Luster v. Osprey Technology Acquisition Corp., et al., Index No. 653633/2021 (Sup. Ct. N.Y. Cnty.). The complaint named Osprey and members of Osprey’s pre-Business Combination board of directors as defendants. The complaint alleged breach of fiduciary duty claims against Osprey’s board of directors in connection with the Business Combination and an aiding and abetting breach of fiduciary claim against Osprey. The complaint alleged that the Proxy Statement was materially incomplete and misleading, and that the merger consideration was unfair. The complaint sought rescission of the Business Combination, damages, corrective supplemental disclosures in the Proxy Statement, and attorneys’ fees. As the surviving company following the Business Combination, BlackSky inherited the litigation after the Closing.

The Osprey board of directors also received six demands from putative stockholders of Osprey dated May 20, 2021, May 24, 2021, July 26, 2021, July 26, 2021, August 12, 2021, and August 19, 2021 (together, the “Demands”). Five of the Demands alleged that the Proxy Statement was materially misleading and/or omitted material information concerning the merger and sought the issuance of corrective supplemental disclosures. One of the five Demands also asserted that the merger consideration was inadequate and that an increase in consideration should be negotiated by the parties. The sixth Demand regarded the voting in connection with the vote concerning one of the proposals in the Proxy Statement.

Prior to Closing, Osprey reached agreements with Luster and the six putative stockholders that Osprey’s supplemental disclosures and a modification to the authorized shared proposal fairly resolved their claims. BlackSky has not yet reached agreements with these stockholders on attorney’s fees.

As of September 13, 2021, with the exception of the items above, the Company was not aware of any additional pending, or threatened, governmental actions or legal proceedings to which the Company is, or will be, a party that, if successful, would result in an impact to its business or financial condition or results of operations.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The information set forth in the section of the Proxy Statement entitled “Price Range of Securities and Dividends” beginning on page 330 is incorporated herein by reference. Additional information regarding holders of the Company’s securities is set forth below in the section of this Current Report on Form 8-K entitled “Description of the Company’s Securities.”

The Class A Common Stock, Warrants and Osprey’s units (consisting of one share of Class A Common Stock and one-half of one warrant, the “Units”) were historically quoted on the New York Stock Exchange under the symbols “SFTW”, “SFTW.WS” and “SFTW.U”, respectively. At the Effective Time, the Units automatically separated into the component securities and, as a result, no longer trade as a separate security. On September 10, 2021, the Class A Common Stock and Warrants began trading on the New York Stock Exchange under the new trading symbols “BKSY and “BKSY.W”, respectively.

As of the Closing Date, the Company had 115,149,075 shares of Class A Common Stock issued and outstanding and 24,137,495 Warrants, each exercisable for one share of Class A Common Stock, at a price of $11.50 per share.

Dividends

The Company has not paid any cash dividends on the Class A Common Stock to date. The Company may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the board of directors and will depend on, among other things, the Company’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board of directors may deem relevant. In addition, the Company’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness the Company or its subsidiaries incur. The Company does not anticipate declaring any cash dividends to holders of the Class A Common Stock in the foreseeable future.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth below under Item 3.02 of this Current Report on Form 8-K concerning the issuance and sale by the Company of certain unregistered securities, and that information is incorporated herein by reference.

Description of the Company’s Securities

The description of the Company’s securities is set forth in the section of the Proxy Statement entitled “Description of New BlackSky Capital Stock” beginning on page 315, and that information is incorporated herein by reference.

Common Stock

Immediately following the Closing, the Company’s authorized capital stock consisted of 400,000,000 shares of capital stock, $0.0001 par value per share, consisting of 300,000,000 shares of Class A Common Stock and 100,000,000 shares of preferred stock. No shares of preferred stock were issued and outstanding immediately after the merger.

Warrants

Each warrant that entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, is exercisable at the later of any time commencing 30 days after the consummation of the Business Combination or one year after the closing of the Company’s initial public offering. These warrants will expire on the fifth anniversary of the consummation of the Business Combination, or earlier upon redemption or liquidation.

Indemnification of Directors and Officers

As noted above in Item 1.01 of this Current Report on Form 8-K, the Company entered into indemnification agreements with each of its directors and executive officers as of the Closing Date. Each indemnification agreement provides for indemnification and advancements by the Company of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Company or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the full text of the indemnification agreements, the form of which is attached hereto as Exhibit 10.4 and is incorporated herein by reference. The disclosure set forth in Item 1.01 of this Current Report on Form 8-K under the section entitled “Indemnification Agreements” is incorporated herein by reference into this Item 2.01.

Financial Statements and Supplementary Data

The information set forth in Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Changes in Disagreements with Accountants on Accounting and Financial Disclosure

The information set forth under Item 4.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On the Closing Date, all of Osprey’s outstanding units separated into their component parts of one share of Class A Common Stock and one-half of one warrant to purchase one share of Class A Common Stock at a price of $11.50 per share and Osprey’s units ceased trading on the New York Stock Exchange.

Item 3.02	Unregistered Sales of Equity Securities.

The information with respect to the PIPE Shares set forth in the “Introductory Note” above is incorporated herein by reference into this Item 3.02. The PIPE Shares have not been registered under the Securities Act of 1933 in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 3.03	Material Modification to Rights of Security Holders.

On the Closing Date, in connection with the consummation of the merger, Osprey changed its name to BlackSky Technology Inc. and adopted the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws effective as of the Closing Date. Reference is made to the disclosure described in the Proxy Statement in the sections entitled “Description of New BlackSky Capital Stock” and “Comparison of Stockholders’ Rights”, which are incorporated herein by reference.

The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company contain material modifications to the Company’s authorized capital stock, shareholder voting rights, composition of the board of directors, and nomination, liability, indemnification, and removal of directors.

The foregoing descriptions of the modifications to the rights of security holders pursuant to the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws do not purport to be complete and are qualified in their entirety by the full text of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are attached hereto as Exhibits 3.1 and 3.2, respectively, and are incorporated herein by reference.

Item 4.01	Changes in Registrant’s Certifying Accountant

On September 9, 2021, following a meeting of the Audit Committee of the Company’s board of directors, Marcum LLP (“Marcum”), who served as the Company’s independent registered public accounting firm prior to the merger, was informed that it would be dismissed as the Company’s independent registered public accounting firm. Subsequently, on September 9, 2021, the Audit Committee of the Company’s board of directors approved the engagement of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2021. Deloitte previously served as the independent registered public accounting firm for Legacy BlackSky, which was acquired by the Company on September 9, 2021.

The report of Marcum on Osprey’s financial statements as of December 31, 2020 and for the period from June 15, 2018 (inception) through December 31, 2020, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to audit scope or accounting principles. Their financial statements contained an explanatory paragraph relating to substantial doubt about the ability of Osprey Technology Acquisition Corp. to continue as a going concern as described in Note 1 to the financial statements.

During the period from June 15, 2018 (Osprey’s inception) to December 31, 2020 and the subsequent interim period through September [9], 2021, there were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference thereto in its report on Osprey’s pre-merger financial statements as of December 31, 2020 and for the period from June 15, 2018 (Osprey’s inception) to December 31, 2020. During the period from June 15, 2018 (Osprey’s inception) to December 31, 2020 and the subsequent interim period through September 9, 2021, there have been no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K except for the material weakness that is disclosed in Item 9A in the Form 10-K/A.).

The Company provided Marcum with a copy of the foregoing disclosures and has requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of Marcum’s letter, dated on September 14, 2021, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

Item 5.01	Changes in Control of the Registrant.

The information set forth in the section entitled “Introductory Note” and in the section entitled “Security Ownership of Certain Beneficial Owners and Management” in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference. The information set forth under in the sections titled “Proposal No. 1 - The Business Combination Proposal” beginning on page 126 of the Proxy Statement and “The Merger Agreement” beginning on page 262 of the Proxy Statement and “Introductory Note” and Item 2.01 in this Current Report on Form 8-K are incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in the sections entitled “Directors and Executive Officers” and “Certain Relationships and Related Transactions” in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Further, as previously disclosed in the August 18, 2021 Current Report on Form 8-K, the Company announced the addition of three members to its executive team: Mr. Henry Dubois, as Chief Development Officer; and Ms. Chris Lin, as General Counsel and Secretary. Mr. Broekhuysen will assume the role of Chief Financial Officer following the Merger.

Executive Officers

Upon consummation of the merger, the following individuals were appointed to serve as executive officers of the Company:

Name	Age	Position
Brian O’Toole	57	Chief Executive Officer
Brian Daum	54	Chief Financial Officer
Henry Dubois	59	Chief Development Officer
Chris Lin	52	General Counsel and Secretary

For biographical information concerning Messrs. O’Toole and Daum, reference is made to the disclosure described in the Proxy Statement in the section titled “Management of New BlackSky After the Merger,” beginning on page 224, which is incorporated herein by reference.

Henry Dubois. Mr. Henry Dubois is the Chief Development Officer of BlackSky and will lead the company’s merger and acquisition planning as well as other corporate growth initiatives. Before joining BlackSky, from February 2009 to August 2021, Mr. Dubois was managing director at HED Consulting, a consulting firm that specializes in planning and implementing viable, sustainable household energy interventions, where he advised companies on strategic initiatives, operating improvements and financial activities. From April 2013 to May 2018 Mr. Dubois also served as Chief Executive Officer and President of Hooper Holmes Inc., a national provider of biometric screenings and comprehensive health and wellness programs. Mr. Dubois also has experience serving as an executive at two geospatial companies and he brings proven experience in growth strategies, deal sourcing and integration. For instance, from February 2005 to December 2012, Mr. Dubois served as CFO and an executive advisor at GeoEye, a commercial satellite imagery company, where he helped grow revenues from $30 to $350 million. Similarly, at DigitalGlobe, a vendor of space imagery and geospatial content and operator of civilian remote sensing spacecraft, Mr. Dubois held several executive positions including president, Chief Financial Officer and Chief Operating Officer. Mr. Dubois was also Chief Executive Officer of an Asian telecom company, PT Centralindo Panca Sakti. He brings extensive domestic and international experience leading telecom and satellite imaging companies through periods of growth, merger and acquisition activity. Mr. Dubois currently serves on the board of directors of Endurance Acquisition Corporation (NASDAQ: EDNCU). Mr. Dubois received a Masters of Management, Finance, Marketing and Accounting at Northwestern University’s Kellogg School of Management as well as a B.A. in Mathematics at College of the Holy Cross.

Chris Lin. Ms. Chris Lin is the General Counsel and Secretary of BlackSky and brings over two decades of experience working with business, government and legal teams during growth and innovation cycles. Before joining BlackSky, from July 2018 to August 2021, Ms. Lin served as General Counsel and Chief Privacy and Administrative Officer at Rakuten Marketing, an affiliate marketing service provider, where she helped restructure legacy business lines to increase profitability and built the foundation for accelerating the growth of emerging business lines. Previous to that, from May 2017 to August 2021, Ms. Lin served as Venture Partner at NextGen Partner Ventures, a venture capital firm. From February 2001 to February 2017, Ms. Lin served as Executive Vice President, General Counsel, Chief Privacy Officer and Corporate Secretary at comScore, a pioneer in media measurement and analytics. While at

comScore, Ms. Lin helped grow the business from an early-stage start-up to a $450 million-dollar public market capitalization company with teams across Europe, APAC and the Americas. Ms. Lin received a J.D. from the Georgetown University Law Center and a B.A. in Political Science from Yale University.

There are no family relationships among any of the directors or executive officers of the Company.

Employment Agreements

For descriptions of the employment agreements and offer letters with the executive officers, reference is made to the disclosure described in the Proxy Statement in the section titled “Management of BlackSky—Current Employment Agreements with Named Executive Officers” beginning on page 184 and in Item 5.02 of the Company’s Current Report on Form 8-K dated August 18, 2021, which are incorporated herein by reference. Those descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of such employment agreements and offer letters, which are attached as Exhibits 10.6, 10.7, 10.8, 10.9 and 10.10 hereto and incorporated herein by reference.

2021 Equity Incentive Plan

As previously disclosed at the Special Meeting, the stockholders of the Company considered and approved the 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan was approved, subject to stockholder approval, by the Company’s board of directors on February 17, 2021. The 2021 Plan became effective immediately upon the Closing.

A description of the 2021 Plan is included in the Proxy Statement in the section entitled “Proposal No. 10—The Omnibus Incentive Plan Proposal” beginning on page 132 of the Proxy Statement, which is incorporated herein by reference. The foregoing description of the 2021 Plan is qualified in its entirety by the full text of the 2021 Plan, which is attached hereto as Exhibit 10.11, and incorporated herein by reference.

2021 Employee Stock Purchase Plan

As previously disclosed at the Special Meeting, the stockholders of the Company considered and approved the 2021 Employee Stock Purchase Plan (the “2021 ESPP”). The 2021 ESPP was approved, subject to stockholder approval, by the Company’s board of directors on February 17, 2021. The 2021 ESPP became effective immediately upon the Closing.

A description of the 2021 ESPP is included in the Proxy Statement in the section entitled “Proposal No. 11—The ESPP Proposal” beginning on page 141 of the Proxy Statement, which is incorporated herein by reference. The foregoing description of the 2021 ESPP is qualified in its entirety by the full text of the 2021 ESPP, which is attached hereto as Exhibit 10.12 and incorporated herein by reference.

Outside Director Compensation Policy

Following the Closing of the merger, on September 9, 2021, the board of directors of the Company considered and approved the Outside Director Compensation Policy for non-employee directors. The Outside Director Compensation Policy became effective on September 9, 2021.

A description of the Outside Director Compensation Policy is set forth in the Proxy Statement in the section entitled “Management of New BlackSky After the Merger” in the subsection entitled “Outside Director Compensation Policy” beginning on page 229 of the Proxy Statement, and that information is incorporated herein by reference.

The foregoing description of the Outside Director Compensation Policy is qualified in its entirety by the full text of the Outside Director Compensation Policy, which is attached hereto as Exhibit 10.13 and incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure set forth in Item 3.03 of this Current Report on Form 8-K is incorporated in this Item 5.03 by reference.

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

Following the Closing of the merger, on September 9, 2021, the Company’s board of directors considered and adopted a new Code of Business Conduct and Ethics (the “Code of Ethics”). The Code of Ethics applies to all of the Company’s directors, officers and employees. The foregoing description of the Code of Ethics is qualified in its entirety by the full text of the Code of Ethics, which is available on the investor relations page of the Company’s website.

Item 5.06	Change in Shell Company Status

As a result of the merger, which fulfilled the definition of a business combination as required by the Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Closing, the Company ceased to be a shell company (as defined in Rule 12b-2 of the Exchange Act) as of the Closing. A description of the merger and the terms of the Merger Agreement are included in the Proxy Statement in the sections entitled “The Merger” beginning on page 232, “The Merger Agreement” beginning on page 262 of the Proxy Statement, in the information set forth under “Introductory Note” and in the information set forth under Item 2.01 in this Current Report on Form 8-K, which are incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On September 9, 2021, the Company issued a press release announcing the consummation of its previously announced merger. A copy of such press release is furnished as Exhibit 99.3 hereto.

BlackSky Technology Inc. announces material information to the public through a variety of means, including filings with the SEC, press releases, public conference calls, and the Company’s website (www.blacksky.com), and investor relations webpage https://ir.blacksky.com/.

Item 8.01	Other Events.

PPP Loan

On August 31, 2021, the Company executed a payoff letter to repay in full all amounts due and owing, and terminate all commitments and obligations under, the unsecured loan Legacy BlackSky was granted in April 2020 in accordance with the Paycheck Protection Program, established pursuant to the Coronavirus Aid, Relief, and Economic Security Act and administered by the U.S. Small Business Administration.

The unsecured loan (the “PPP Loan”) is evidenced by a promissory note of Legacy BlackSky in the principal amount of $3.6 million with Newtek Small Business Finance, LLC. Pursuant to the payoff letter, the Company has agreed to pay to Newtek Small Business Finance, LLC approximately $3.5 million, which includes pay-off amounts for principal, interest, fees, reimbursement of expenses and other items.

SVB Loan

On August 31, 2021, the Company executed a payoff letter to repay in full all amounts due and owing, and terminate all commitments and obligations pursuant to the Amended and Restated Loan and Security Agreement (the “SVB Loan Agreement”) and all related loan documents with Silicon Valley Bank, which provided for a secured revolving loan in an aggregate principal amount of up to $17.0 million and a secured term loan in an aggregate principal amount of up to $17.5 million.

Pursuant to the payoff letter, the Company has agreed to pay Silicon Valley Bank approximately $16 million, which includes pay-off amounts for the principal, interest, fees, reimbursement of expenses and other items, and has confirmed that upon payment in full, the release of all guaranties, liens and other security over the properties and assets of the Company and its subsidiaries securing any obligations under the SVB Loan Agreement

The material terms and conditions of the PPP Loan and the SVB Loan Agreement are described in Note 14 to Legacy BlackSky’s Notes to the consolidated financial statements as of and for the year ended December 31, 2020 included in the Proxy Statement beginning on page F-89, and that information is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The historical audited consolidated financial statements of Legacy BlackSky as of and for the year ended December 31, 2020 and the related notes are included in the Proxy Statement beginning on page F-83 and are incorporated herein by reference.

The unaudited consolidated financial statements of Legacy BlackSky as of and for the six months ended June 30, 2021 are set forth in Exhibit 99.1 hereto and are incorporated herein by reference.

(b)	Pro Forma Financial Information.

The unaudited pro forma condensed combined financial information of the Company as of and for the six months ended June 30, 2021 and for the year ended December 31, 2020 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

(c)	Exhibits.

See the Exhibit index below, which is incorporated herein by reference.

Exhibit No.	Description

2.1+	Agreement and Plan of Merger, dated as of February 17, 2021, by and among Osprey Technology Acquisition Corp., Osprey Technology Merger Sub, Inc., and BlackSky Technology Inc. (incorporated by reference from Annex A to the Company’s proxy statement/prospectus/information statement filed with the SEC on August 11, 2021).

3.1	Amended and Restated Certificate of Incorporation of the Company.

3.2	Amended and Restated Bylaws of the Company.

10.1	Form of Subscription Agreement. (2)

10.2	Palantir Subscription Agreement, dated as of September 13, 2021, by and between BlackSky Holdings, Inc. and Palantir Technologies, Inc. (1)

10.3	Sponsor Support Agreement, dated as of February 17, 2021, by and among BlackSky Holdings, Inc., Osprey Sponsor II, LLC, and Osprey Technology Acquisition Corp. (2)

10.4	Form of Indemnification Agreement by and between the Company and its directors and officers.

10.5	First Amendment, Consent and Joinder to Amended and Restated Loan and Security Agreement, dated as of September 9, 2021, by and among BlackSky Holdings, Inc. and the subsidiaries named therein, Intelsat Jackson Holdings SA and Seahawk SPV Investment LLC.

10.6#	Offer Letter from BlackSky Holdings Inc. to Brian O’Toole, dated August 18, 2021. (3)

10.7#	Offer Letter from BlackSky Holdings Inc. to Johan Broekhuysen, dated August 18, 2021. (3)

10.8#	Offer Letter from BlackSky Holdings Inc. to Henry Dubois, dated August 18, 2021. (3)

10.9#	Offer Letter from BlackSky Holdings Inc. to Chris Lin, dated August 18, 2021. (3)

10.10#	Transition and Consulting Agreement from BlackSky Holdings Inc. to Brian Daum, dated August 18, 2021. (3)

10.11#	BlackSky Technology Inc. 2021 Equity Incentive Plan (incorporated by reference from Annex E to the Company’s proxy statement/prospectus/information statement filed with the SEC on August 11, 2021)

10.12#	BlackSky Technology Inc. 2021 Employee Stock Exchange Plan (incorporated by reference from Annex F to the Company’s proxy statement/prospectus/information statement filed with the SEC on August 11, 2021)

10.13#	BlackSky Technology Inc. Outside Director Compensation Policy

16.1	Letter from Marcum LLP to the SEC, dated September 14, 2021

99.1	Unaudited consolidated financial statements of Legacy BlackSky as of and for the six months ended June 30, 2021.

99.2	Unaudited pro forma condensed consolidated combined financial information of the Company as of and for the six months ended June 30, 2021 and for the year ended December 31, 2020.

99.3	Press Release, dated September 9, 2021, announcing the closing of the business combination.

#	Indicates management contract or compensatory plan or arrangement.
(1)	Incorporated by reference to an exhibit to Company’s Current Report on Form 8-K filed with the SEC on September 1, 2021
(2)	Incorporated by reference to an exhibit to the Company’s Current Report on Form 8-K/A filed with the SEC on February 22, 2021.
(3)	Incorporated by reference to an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on August 18, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: September 15, 2021

BLACKSKY TECHNOLOGY INC.

By:	/s/ Brian Daum
Name: Brian Daum
Title: Chief Financial Officer